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                                                                   Exhibit 10.13

                                STOCK GRANT AND
                           RESTRICTED STOCK AGREEMENT

         This Stock Grant and Restricted Stock Agreement (the "Agreement") is entered into as of this 11th day of March, 2004 (the "Grant Date") by and between BRIAN M. BOBECK (the "Executive") and AQUIS COMMUNICATIONS GROUP, INC. (the "Company").

                                   WITNESSETH:

         WHEREAS, the Company currently employs Executive as its Chief Executive Officer; and

         WHEREAS, the Company desires to grant to Executive, and Executive desires to receive, One Million Six Hundred Thousand (1,600,000) shares of the common stock, $0.01 par value of the Company (the "Common Stock"); and

         WHEREAS, the Company and the Executive desire that the Common Stock to be issued to Executive hereunder should be restricted as to transferability and subject to forfeiture in the event the Executive's employment with the Company is terminated and unless a change of control transaction (as defined herein) occurs.

         NOW, THEREFORE, IT IS AGREED, by and between the Company and the Executive as follows:

         1. Award. The Company hereby issues the Executive One Million Six Hundred Thousand (1,600,000) shares of Common Stock, subject to the restrictions set forth in Section 2 ("Restricted Stock").

         2. Transfer and Forfeiture of Restricted Stock. Prior to the lapse of the restrictions set forth in Section 3 (the "Restriction Period"), the Restricted Stock shall be subject to the following:

            (a) Shares of Restricted Stock shall not be sold, assigned, transferred, pledged or otherwise encumbered.

            (b) In the event the Executive's employment with the Company is terminated for any reason, including termination by the Company with or without cause, death or Disability (as defined herein), the Executive shall forfeit, for no consideration, the Restricted Stock as of the Executive's date of termination, death or Disability. For purposes of this Agreement, "Disability" shall be defined as the inability of Executive, by reason of his physical or mental incapacity, to perform in a reasonably satisfactory manner his usual and customary duties and obligations owing to the Company as Chief Executive Officer of the Company, which disability is expected, based on medical advice, to extend with substantial continuity over a period in excess of four months.

         3. Lapse of Restrictions on Restricted Stock. The Restricted Stock shall vest and the restrictions set forth in Section 2 shall terminate on the date of the occurrence of a Change of Control Transaction (as defined herein); provided the Executive is employed by the Company on such date. For purposes of this Agreement, a "Change of Control Transaction" shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be beneficially owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation, or (iii) the Company shall sell all or substantially all of its assets to another corporation. Notwithstanding the foregoing, a "Change in Control Transaction" shall not include any transaction with a wholly-owned subsidiary of Finova Capital Corporation, a Delaware corporation ("Finova"), or an Affiliate of Finova. For purposes of this Agreement, an "Affiliate" of Finova shall be defined as a "person" (as such term is used in section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) that controls, is controlled by, or is under common control with Finova, either directly or indirectly through one or more intermediaries.

         4. Dividends and Voting Rights. The Executive shall not be entitled to receive any dividends paid with respect to the Restricted Stock that become payable during the Restriction Period. The Executive shall not be entitled to vote the shares of Common Stock issued hereunder during the Restriction Period.

         5. Deposit of Shares of Restricted Stock. Except as provided in Section 7, each certificate issued in respect of shares of Common Stock granted under this Agreement shall be registered in the name of the Executive and shall be deposited in a bank designated by the Company. Upon the lapse of the restrictions imposed on the Common Stock issued by this Agreement, the Company shall, upon the request of Executive, cause a new certificate or certificates to be issued in the name of the Executive for the shares of Common Stock for which the restrictions have lapsed.



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         6. Withholding of Tax. To the extent that the receipt of Restricted
Stock or the lapse of any restriction imposed by this Agreement results in income to the Executive for federal or state income tax purposes, the Executive shall deliver to the Company at the time of such receipt or lapse, as the case maybe, such amount of money as the Company may require to meet its withholding obligation under the applicable tax laws or regulations and, if the Executive fails to do so, the Company is authorized to withhold from any remuneration payable to the Executive, any tax required to be withheld by reason of such resulting compensation income.

         7. Status of Stock. The Executive agrees that the Restricted Stock issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Executive also agrees (i) that the certificate(s) representing the Restricted Stock issued hereunder may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws and (ii) that the Company may refuse to register the transfer of such Restricted Stock on the stock transfer records of the Company if such proposed transfer would be, in the opinion of counsel satisfactory to the Company, a violation of any applicable securities law.

         8. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. If any rights of the Executive or benefits distributable to the Executive under this Agreement have not been exercised or distributed, respectively, at the time of the Executive's death or Disability, to the extent exercisable at the time of Executive's death or disability, such rights shall be exercisable by the Executive's legal representative.

         9. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Company's Board of Directors. Any interpretation of the Agreement by the Board of Directors and any decision made by the Board of Directors respect to the Agreement is final and binding.

         10. Amendment. This Agreement may be amended by written agreement of the Executive and the Company, without the consent of any other person.

         11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without regard to the choice of law provisions of any jurisdiction.


         IN WITNESS WHEREOF, the Executive has executed this Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date.

                                        "EXECUTIVE"


                                        /s/ Brian M. Bobeck 4/7/2004
                                        ----------------------------
                                        Brian M. Bobeck


                                        "COMPANY"

                                        Aquis Communications Group, Inc.
                                        a Delaware corporation


                                        /s/ David Sands
                                        ---------------
                                        By: David Sands
                                        Title: Chairman of the Board


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